Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES DAVID REGANATO TO SUCCEED RICHARD PARISI AS CHAIRMAN OF THE BOARD OF DIRECTORS

Las Vegas, NV — September 15, 2015 — Affinity Gaming (“Affinity” or the “Company”), a diversified casino gaming company, today announced that David Reganato has been elected Chairman of the Company’s Board of Directors and a member of the compensation committee, succeeding Richard S. Parisi, effective immediately.

Mr. Reganato is a Senior Investment Analyst with Silver Point Capital, L.P., an investment advisor, which he joined in November 2002. Prior to Silver Point, Mr. Reganato worked in the investment banking division at Morgan Stanley.  Mr. Reganato earned his B.S. in Finance and Accounting from the Stern School of Business at New York University.  In addition to serving as Chairman of the Affinity Board, he currently serves on the boards of Granite Broadcasting Corporation, Studio City International Holdings Limited and Rotech Healthcare, Inc.

Mr. Parisi served as a Director of Affinity since May 14, 2013, and as Chairman of the Board since July 11, 2013.  He is a Senior Investment Analyst at Silver Point Capital, L.P., which he joined in June 2005.  Prior to joining Silver Point, Mr. Parisi attended the Stanford University Graduate School of Business from 2003 to 2005 and, prior thereto, was a Vice President of Madison Dearborn Partners from June 1998 to June 2003. Prior to joining Madison Dearborn, Mr. Parisi worked in the leveraged finance group of Merrill Lynch & Co. from July 1996 to June 1998.  Mr. Parisi served as a director of iPCS, Inc. from September 2006 until June 2007. Mr. Parisi earned his B.A. from Duke University and his M.B.A. from the Stanford University Graduate School of Business.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada.  The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa.  For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact:

Jacques Cornet

ICR

(646) 277-1285

jacques.cornet@icrinc.com

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